Exhibit 99.2

FOR IMMEDIATE RELEASE:

For additional information contact:
Richard Powell, Senior Vice President
336-369-0900

K. Dwight Willoughby Named Chief Accounting Officer of FNB Financial Services Corporation

GREENSBORO, N.C.--(BUSINESS WIRE)—February 1, 2006--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(the “Company”), parent of FNB Southeast (the “Bank”), today announced that the Board of Directors of FNB Financial Services Corporation has named K. Dwight Willoughby as Chief Accounting Officer of the Company and the Bank.

“Dwight has extensive experience in banking and financial reporting. His knowledge, ability, and dedication will make Dwight successful in his new role,” noted Michael W. Shelton, Chief Financial Officer. “As Chief Accounting Officer, Dwight will be responsible for FNB’s corporate accounting and reporting, accounting policies, regulatory reporting, internal control procedures, taxation, and other financial projects.”

Willoughby joined FNB Southeast as Vice President and Controller in February 2003 and will also assume duties as Vice President and Controller of the Company.

Prior to joining FNB, Willoughby was with Republic Mortgage Insurance Company. Earlier in his career, he spent eleven years with the former Southern National Corporation in various capacities, including Vice President and Director of Financial Reporting. Willoughby has over 20 years of experience in SEC accounting and reporting, mergers and acquisitions, regulatory reporting, strategic planning, and financial management.

A native of Fairmont, NC, Willoughby has been in the Triad area since 1993. Willoughby, a Certified Public Accountant, holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Pembroke. He is actively involved in the North Carolina Association of Certified Public Accountants where he has served on numerous committees and has been involved in leadership at the chapter and committee level. In May 2003, he was recognized as the 2002-2003 Outstanding Member in Business and Industry by the NCACPA. He was recently appointed to the Business and Industry Executive Committee of the American Institute of Certified Public Accountants.

FNB Financial Services Corporation, headquartered in Greensboro, North Carolina, is the parent company of FNB Southeast; a North Carolina chartered commercial bank with assets exceeding $1.0 billion. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.